UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Under Rule 14a-12
SURMODICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On December 13, 2010, SurModics, Inc. (“SurModics”) issued the following press release:
SurModics Comments on Announcement by Ramius
EDEN PRAIRIE, Minn.—(BUSINESS WIRE)—December 13, 2010 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, today acknowledged the filing of preliminary proxy materials by Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, “Ramius”) with the Securities and Exchange Commission (“SEC”) regarding its nomination of three director candidates for election to the SurModics Board of Directors at the Company’s 2011 Annual Meeting of Shareholders.
The Company does not intend to make a recommendation on Ramius’ nominees at this time and will present its formal recommendation in its definitive proxy statement to be filed with the SEC. The Corporate Governance and Nominating Committee of its Board of Directors will follow SurModics’ policy and procedures for considering director candidates recommended by shareholders.
The Company issued the following statement:

SurModics’ Board of Directors and management team are committed to acting in the best interest of the Company and all SurModics shareholders. We have had an open dialogue with Ramius, as we do with all SurModics shareholders, since they first invested in our Company. SurModics’ Board is actively engaged in the strategy of the Company and is committed to building value for all shareholders.
SurModics noted that its Board of Directors is currently comprised of nine directors, all of whom are independent.
About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for In Vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward- looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Important Information
SurModics, Inc., its directors, and certain of its officers and other employees are participants in the solicitation of proxies from SurModics’ shareholders in connection with SurModics’ 2011 annual shareholders meeting. Important information concerning the identity and interests of these persons is available in SurModics’ Form DEF 14A filed with the SEC on December 18, 2009 and in its Form 10-K filed with the SEC on December 11, 2009, and in the statements of beneficial ownership on Forms 3, 4 or 5 filed by these persons with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in SurModics’ proxy statement for the 2011 annual shareholders meeting and other relevant materials to be filed by SurModics with the SEC.
SurModics will file a proxy statement in connection with its 2011 annual shareholders meeting. The proxy statement, any other relevant documents, and other materials filed with the SEC concerning SurModics will be, when filed, available free of charge at http://www.sec.gov and http://www.surmodics.com. Shareholders should read carefully the proxy statement and other proxy materials when they become available because they will contain important information.
CONTACT: SurModics, Inc.
Phil Ankeny, 952-829—2700
Interim CEO, Senior VP and CFO
SOURCE: SurModics, Inc. Copyright Business Wire 2010